EXHIBIT 2.2

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is entered into as of the 20th day of March, 2000 by and among PARADIGM MORTGAGE ASSOCIATES, INC., a Florida corporation (the "Company"), C.W. ROBERT HARRELL and PAUL H. HALTER, JR., the principal shareholders of the Company (collectively, the "Principal Shareholders") (the Company and the Principal Shareholders are sometimes referred to collectively as "Seller"), and ACCENT ACQUISITIONS I, CO., a Georgia corporation and a direct, wholly-owned subsidiary of Lahaina Acquisitions, Inc., a Colorado corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Buyer and Seller entered into an Asset Purchase Agreement dated as of February 25, 2000 for the purchase of substantially all of the assets of the Company (the "Purchase Agreement"); and

     WHEREAS, Buyer and Seller desire to amend the Purchase Agreement to eliminate the purchase by Buyer of all of the issued and outstanding shares of Transport Logic, Inc. and to decrease the Purchase Price by 60,000 shares of Lahaina common stock.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Agreement to Purchase. Section 2.01 of the Purchase Agreement shall be amended by deleting Section 2.01(d) in its entirety.

     2. Purchase Price. Section 2.02 of the Purchase Agreement shall be deleted in its entirety and replaced with the following: "Buyer shall pay the Company, as consideration for the purchase of the Property, 700,000 shares of Lahaina Common Stock (the "Payment Shares").

     3. Closing. Section 2.03 of the Purchase Agreement shall be amended by deleting Section 2.03(b)(xii) in its entirety.

     4. No Further Modifications. Except as modified herein, all of the terms and conditions of the Purchase Agreement remain unchanged and in full force and effect.

     5. Miscellaneous. This Amendment shall be governed and construed in accordance with the laws of the state of Georgia. This Amendment is an integral part of the Purchase Agreement. Unless otherwise defined herein, any capitalized term used in this Amendment shall have the meaning given to such term in the Purchase Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. An executed facsimile copy of this Amendment shall be binding for all parties.

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     IN WITNESS WHEREOF,  the parties hare executed this Amendment as of the day and year first written above.

                                           PARADIGM MORTGAGE ASSOCIATES, INC.

                                           By: /s/ C.W. Robert Harrell
                                              ----------------------------------
                                           Name: C. W. Robert Harrell
                                          Title: Chairman - CEO


                                           PRINCIPAL SHAREHOLDERS

                                           By: /s/ C.W. Robert Harrell
                                              ----------------------------------
                                              C. W. Robert Harrell

                                           By: /s/ Paul H. Halter, Jr.
                                              ----------------------------------
                                              Paul H. Halter, Jr.


                                           ACCENT ACQUISITIONS I, CO.

                                           By: /s/ L. Scott Demerau
                                              ----------------------------------
                                         Name: L. Scott Demerau
                                        Title: President